Exhibit 10.19

***Text Omitted and Filed Separately with the Securities and Exchange Commission Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 230.406

Internal University Use Only

OTC Agreement No.:

OTC Docket No.(s): Z09079

Document Revision Date: 05/11/2009 - Final

UNIVERSITY OF MINNESOTA

EXCLUSIVE PATENT LICENSE AGREEMENT

THIS EXCLUSIVE PATENT LICENSE AGREEMENT (the “Agreement”) is made by and between Regents of the University of Minnesota, a constitutional corporation under the laws of the state of Minnesota, having a place of business at 1000 Westgate Drive, Suite 160, St. Paul, Minnesota 55114 (the “University”), and the Licensee identified below.

Purpose

The University and the Licensee are joint owners of the Licensed Technology, as that term is defined and used in this Agreement. The Licensee desires that the University grant it an exclusive license under the University’s interest in the Licensed Technology to use, develop, and commercialize the inventions claimed in the Licensed Technology, The University is willing to grant such a license on the terms set forth below.

NOW, THEREFORE, the parties agree that:

The Terms and Conditions of Exclusive Patent License attached hereto as Exhibit A are incorporated herein by reference in their entirety (the “Terms and Conditions”). In the event of a conflict between provisions of this Agreement and the Terms and Conditions, the provisions in this Agreement shall govern. Capitalized terms used in this Agreement without definition shall have the meanings given to them in the Terms and Conditions.

The section numbers used in the parentheses below correspond to the section numbers in the Terms and Conditions.

1. Licensee (1.11). Celladon Corporation, a California corporation, having a place of business at 2223 Avenida de la Playa, Suite 300, La Jolla, CA 92037.

2. Field(s) of Use (1.6). Pharmaceutical screening and testing for human and animal application.

3. Territory (1.17). The territory is any country or territory where an active and enforceable Licensed Patent or a Patent Application exists.

4. Effective Date. The effective date is the date of the last signature of this Agreement.

1.

5. Licensed Technology.

5.1 Licensed Patents(s) (1.9). As of the Effective Date, there are no issued Licensed Patents.

5.2 Patent Application(s) (1.12). The following Patent Application exists as of the Effective Date:

Application No.	Country	Filing Date	Title
[...***...]	United States	[...***...]	[...***...]

6. Patent-Related Expenses (1.13).

The Licensee shall have the first right to prepare, file and prosecute the Patent Applications and maintain the Licensed Patents pursuant to Section 4 of the Terms and Conditions, at the Licensee’s sole expense. Accordingly, Licensee shall be responsible for paying directly to the appropriate parties all such Patent Related Expenses Licensee incurs in connection therewith.

7. Sublicense Rights (3.1.2). Select one of the following:

☒    Yes

☐    No

8. Federal Government Rights (3.2). Select one of the following:

☒    Yes

☐    No

9. Performance Milestones (5.1). Performance Milestones are as follows:

Within 24 months from the Effective Date, Licensee shall have entered into a written agreement with a third party under which the Licensee, using the Licensed Technology, screens or tests or causes to be screened or tested potential biological or pharmaceutical materials as drug candidates for subsequent pre-clinical and clinical development; provided, however, that in the event of a Change of Control of Licensee that occurs within 24 months from the Effective Date, Licensee’s successor-in-interest need not enter into any such third party agreements but shall be obligated to use the Licensed Technology to screen or test or cause to be screened or tested potential biological or pharmaceutical materials as drug candidates for subsequent pre-clinical and clinical development within 24 months from the Effective Date.

***Confidential Treatment Requested

2.

Within 60 months from the Effective Date, a third party must have agreed in writing to undertake pre-clinical and clinical development on a drug candidate identified by Licensee or a sublicensee using the Licensed Technology; provided, however, that in the event of a Change of Control of Licensee that occurs within 60 months from the Effective Date, Licensee’s successor-in-interest need not obtain the written agreement of another third party but shall be obligated to undertake pre-clinical and clinical development on a drug candidate identified by Licensee, Licensee’s successor or a sublicense using the Licensed Technology within 60 months from the Effective Date.

10. Progress Reports (5.4). Progress Reports are due every six months, with the first report due on six months after the Effective Date and subsequent reports due every six months thereafter.

11. Payments (6.1). All amounts are non-refundable, and payable as defined below or as specified in the University’s invoice.

11.1 Upfront Payment. Upfront Payment in the amount of One Hundred Twenty Thousand and 00/100 dollars ($120,000), due within 10 days after the Effective Date.

11.2 Annual License Fee. The Annual License Fee is due on each anniversary of the Effective Date. The initial amount of the Annual License Fee is One Hundred Twenty Thousand and 00/100 dollars ($120,000) (“Initial Amount”). The Initial Amount will increase to Three Hundred Twenty Five Thousand and 00/100 dollars ($325,000) (“Increased Amount”) upon the occurrence of the first to occur of any of the events listed below (“Triggering Event”). Licensee shall notify the University immediately upon the first occurrence of a Triggering Event.

Triggering Events

(i) A Change of Control occurs, whether by agreement or operation of law;

(ii) The Agreement, any rights and obligations contained in the Agreement, or the Licensee’s joint ownership interest in the Invention(s), Licensed Patents or Patent Applications, are assigned, conveyed, or otherwise transferred (excluding by license), whether by agreement or operation of law, to an Affiliate under Section 14B of the Terms and Conditions, excluding any such assignment, conveyance or transfer to an Affiliate that is a wholly-owned subsidiary of the Licensee or that is under common control (as defined in Section 1.1 of the Terms and Conditions) with the Licensee (in which case, the term “Triggering Event” shall encompass any of the events described clauses (i), (iii), (iv), (v) and (vi) of this section 11.2 that occurs with respect to such Affiliate, mutatis mutandis);

3.

(iii) The Agreement, any rights and obligations contained in the Agreement, or the Licensee’s joint ownership interest in the Invention(s), Licensed Patents or Patent Applications, are assigned, conveyed, or otherwise transferred (excluding by license), whether by agreement or operation of law, to a third party;

(iv) Licensee has received cumulative License Revenues (defined below) from any and all licenses and sublicenses granted by Licensee (whether exclusive or non-exclusive) and/or Service Revenues (defined below) from any and all Affiliates and third parties, of at least [...***...].

For purposes of this clause (iv), “License Revenues” means all amounts actually received by Licensee from Affiliates and third parties arising from the grant of a license or sublicense under the Licensed Patents and Patent Applications, including upfront fees, technology access fees, {sub)license fees, annual maintenance fees, premiums above the fair market value on sales of debt or equity securities of Licensee, and any other payments in respect of a license or sublicense of the Licensed Patents and Patent Applications; provided, however, that License Revenues shall exclude: (a) royalties on sales of Identified Products; (b) payments for debt or equity securities of Licensee (other than premiums above the fair market value of such securities as of the date of such payments); and (c) reimbursements of patent costs actually incurred by Licensee; and “Service Revenues” means all amounts actually received by Licensee from Affiliates and third parties in consideration of the use by Licensee (or a third party contractor on behalf of Licensee) of the Licensed Technology to screen such Affiliates’ and third parties’ compounds or materials for the purpose of identifying or developing Identified Products;

(v) An investigational new drug application, new drug application, biologic license application or orphan drug application (or any foreign equivalent of such applications) is filed by Licensee, its Affiliate or a third party licensee of Licensee or its Affiliate for an Identified Product (whether such Identified Product is a drug or biologic); or

(vi) Licensee enters into any agreement, partnership, joint venture, or other relationship with a third party to market or use the Licensed Technology (except for use of the Licensed Technology to perform assay services solely on behalf of Licensee under (iv)).

If a Triggering Event occurs on any day other than the anniversary of the Effective Date, Licensee shall pay to University within 30 days of the Triggering Event an additional amount equal to the difference (calculated on a pro rata basis), between the Initial Amount and the Increased Amount for the 12-month period in which the Triggering Event occurred.

***Confidential Treatment Requested

4.

For example, if the Effective Date of this Agreement is April 1, 2009, and no Triggering Event occurs prior to the first anniversary of the Effective Date (April 1, 2010), then the Annual License Fee due on April 1, 2010, would be $120,000. If a Triggering Event occurs three months later on July 1, 2010, then the Annual Maintenance Fee due on the following anniversary of the Effective Date (April 1, 2011) and continuing throughout the Term of the Agreement would be $325,000. Additionally to compensate the University for the nine-month period beginning on the date of the Triggering Event (July 1, 2010) and ending on the following anniversary of the Effective Date (April 1, 2011), Licensee would pay to the University an additional $153,750, which would represent a pro rata adjustment of the Annual License Fee for the nine months remaining before the next anniversary of the Effective Date, calculated as follows:

0.75 x ($325,000 – $120,000), i.e., 0.75 x $205,000, equals $153,750

11.3 Intentionally Deleted.

11.4 Intentionally Deleted.

11.5 Interest Rate (6.2). The Interest Rate will be [...***...] percent ([...***...]%) per annum.

11.6 Other. None.

12. Licensee’s Address for Notice (23). Notices will be sent to the Licensee at:

Celladon Corporation

Attn: Chief Executive Officer

c/o Enterprise Partners Venture Capital

2223 Avenida de la Playa

Suite 300

La Jolla, CA 92037

Facsimile No.: 858-731-0231

Email: [...***...]@celladon.net

13. Licensee expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to Licensee in executing this Agreement except those explicitly set forth herein and in the Terms and Conditions, and that Licensee is not relying upon any statement or representation of the University or their representatives.

14. Licensee is relying on Licensee’s own judgment and has been represented by legal counsel. Said legal counsel has read and explained to Licensee the entire contents of this Agreement and the Terms and Conditions incorporated by reference herein. Licensee hereby warrants and represents that the Licensee understands and agrees to all the provisions in this Agreement and said Terms and Conditions.

***Confidential Treatment Requested

5.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

Regents of the University of Minnesota		Celladon Corporation

By:	/s/ Jay W. Schrankler	By:	/s/ Krisztina M. Zsebo
	Jay W. Schrankler Executive Director Office for Technology Commercialization	Name: Title:	Krisztina M. Zsebo, Ph.D. Chief Executive Officer

Date: 5-11-09		Date: 5/11/09

6.

Internal University Use Only

OTC Agreement No.:

OTC Docket No.(s): Z09079

Document Revision Date: 05/11/2009 - Final

UNIVERSITY OF MINNESOTA

EXHIBIT A

Terms and Conditions

Exclusive Patent License Agreement

These terms and conditions to the Exclusive Patent License Agreement (“Terms and Conditions”) govern the grant of license by Regents of the University of Minnesota (“University”) to the Licensee identified in the Exclusive Patent License Agreement (the “EPLA”). These Terms and Conditions are incorporated by reference into the EPLA. All section references in these Terms and Conditions refer to provisions in these Terms and Conditions unless explicitly stated otherwise.

1. Definitions. For purposes of interpreting the Agreement, the following terms have the following meanings:

1.0 “Active Claim” means a claim of (a) an issued and unexpired Licensed Patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction in a ruling that is unappealed or unappealable, or (b) a pending Patent Application that has not been pending for more than ten (10) years from the date of the priority date of the Patent Application. If a claim of a pending Patent Application that ceased to be an Active Claim under clause (b) of the preceding sentence because of the passage of time later issues as part of a Licensed Patent within clause (a) of the preceding sentence, then it shall again be considered an Active Claim effective as of the issuance of such Licensed Patent.

1.1 “Affiliate” means an entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Licensee, but only for so long as such relationship exists. The term “control,” as used in the immediately preceding sentence means the beneficial ownership of more than 50% of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

1.2 “Agreement” means collectively these Terms and Conditions and the EPLA.

1.3 “Change of Control” means:

(i) any consolidation or merger of the Licensee with or into any other corporation or other entity, or any other corporate reorganization, excluding (x) any transaction effected exclusively to change the domicile of the Licensee, (y) any consolidation, merger or reorganization in which the stockholders of the Licensee immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (if the surviving entity is a wholly-owned subsidiary, its parent) in substantially the same proportions as were held immediately after such consolidation, merger or reorganization, and (z) a consolidation with a wholly-owned subsidiary of the Licensee;

(ii) any transaction or series of related transactions to which the Licensee is a party in which in excess of 50% of Licensee’s voting power is transferred, other than a transaction or series of related transactions with arm’s-length financial investors (e.g., venture capital firms), consummated for bona fide equity financing purposes, in which cash is received by the Licensee or indebtedness of the Licensee is cancelled or converted, or a combination thereof;

(iii) a sale of all or substantially all of the Licensee’s assets; or

(iv) a transaction of any type in which the power to direct or cause the direction of the management or polices of Licensee is transferred to any person, persons, entity or entities, none of which, as of the Effective Date possesses such power. For purposes of clarification, this paragraph (iv) is not intended, and shall not be construed, to cover changes in composition of the Licensee’s board of directors resulting from director resignations, removals, appointments, or elections occurring in the ordinary course and not in consideration or as a result of either of the following: {a) any transaction or series of transactions under Section 1.3(ii) above, or (b) the license, sale or transfer to a third party of any right with respect to the Invention(s), the Licensed Patents or the Patent Applications.

1.4 “Commercially Reasonable Efforts” means, with respect to Licensee’s efforts to accomplish a particular objective with respect to development and exploitation of the Invention(s), such reasonable and good faith efforts to accomplish such objective as are consistent with the efforts biopharmaceutical companies (defined below) typically devote to invention(s) or other technology of similar market potential and at a similar stage of development as the Invention(s). For purposes of this definition, “biopharmaceutical companies” means companies in the biopharmaceutical industry of a size and stage of development similar to that of Licensee.

1.5 “EPLA” means the Exclusive Patent License Agreement to which these Terms and Conditions are attached as Exhibit A.

1.6 “Field of Use” means the field(s) of use described in section 2 of the EPLA.

1.7 “Identified Product” means any product or good in the Field of Use that is identified, or the utility of which is identified, using any Licensed Technology during the Term; excluding any such product or good that itself constitutes Licensed Technology. The term Identified Product refers only to products and goods identified, manufactured, made, sold, transferred, or otherwise disposed of during the Term.

1.8 “Invention(s)” means the invention(s) expressly disclosed in that certain Invention Disclosure No. No. [...***...], entitled “[...***...], including, without limitation, the inventions claimed in the pending patent application(s) described in section 5.2 of the EPLA.

***Confidential Treatment Requested

1.9 “Licensed Patent” means: (a) the patent(s) described in section 5.1 of the EPLA (if any); (b) all patents that issue from any Patent Application or that contain one or more claims directed to Invention(s); and (c) all reissues, reexaminations, renewals, and extensions of any patent referenced in the preceding clauses (a) and (b).

1.10 “Licensed Technology” means any product, method or process, the manufacture, use or sale of which is covered by one or more Active Claims of a Licensed Patent or Patent Application in the country of such manufacture, use or sale.

1.11 “Licensee” means the entity identified in section 1 of the EPLA.

1.12 “Patent Applications” means: (a) all patent applications filed, or that may be filed in the future, claiming any Invention(s), including, without limitation, the pending patent application described in section 5.2 of the EPLA; (b) all foreign patent applications associated with (by priority claim or otherwise) the application(s) referenced in the preceding clause (a), whether now existing or hereafter filed; and (c) all continuations, continuations-in-part, substitutions, and divisionals of the patent applications referenced in the preceding clauses (a) and (b).

1.13 “Patent-Related Expenses” means costs and expenses (including out-of-pocket attorneys’ fees, patent agent fees and governmental filing fees) incurred in preparing, filing and prosecuting the Patent Applications, and maintaining the Licensed Patents.

1.14 “Payment” means a payment to be made by the Licensee to the University specified below in section 6.1 and described in section 11 of the EPLA.

1.15 “Performance Milestone” means an act or event specified below in section 5.1 and described in section 9 of the EPLA.

1.16 “Post-termination Period” means the one hundred eighty (180) day period commencing on the date of termination (but not expiration) of the Term.

1.17 “Territory” means the geographical area described in section 3 of the EPLA.

2. Term. The term of the Agreement commences on the Effective Date as defined in section 4 of the EPLA and, unless terminated earlier as provided below in section 8, expires on the date on which no Active Claim of any Licensed Patent or Patent Application exists in the Territory (the “Term”).

3. Grant of License.

3.1 The Licensee’s Rights. For the avoidance of doubt, and notwithstanding any other provision of the Agreement to the contrary, the University acknowledges and agrees that: (i) the University and the Licensee are joint owners of the Invention(s), the Licensed Patents and the Patent Applications; (ii) at all times during and after the Term, the Licensee has the right to practice the Invention(s), and to grant licenses to practice the Invention(s) under Licensee’s joint ownership interest in the Licensed Patents and the Patent Applications, without the University’s consent and, except as set forth in section 11.2 of the EPLA during the Term, without accounting to the University; and (iii) the purpose of this Agreement is to grant the Licensee an exclusive license under the University’s joint ownership interest in the Invention(s), the Licensed Patents and the Patent Applications.

3.1.1 Subject to the terms and conditions of this Agreement, the University hereby grants to the Licensee, and the Licensee hereby accepts, an exclusive license under University’s interest in the Licensed Patents and the Patent Applications, to practice the Invention(s) in the Field of Use in the Territory, including, without limitation, to make (including to have made on its behalf), use, offer to sell, sell or have sold, offer to lease or lease, import, or otherwise offer to dispose or dispose of any Licensed Technology in the Field of Use (including for the purpose of identifying and developing Identified Products) in the Territory. Subject to the first paragraph of this section 3.1, no provision of the Agreement is to be construed to grant the Licensee, by implication, estoppel or otherwise, any rights (other than the rights expressly granted it in the Agreement) to the Invention(s), a Licensed Patent or Patent Application, or to any other University-owned technology, patent applications, or patents.

3.1.2 The Licensee shall have the right to sublicense its rights under the University’s interest in the Invention(s), the Licensed Patents and the Patent Applications to its Affiliates and to third parties. If the Licensee grants any such sublicense, then the Licensee shall deliver to the University a true, correct, and complete copy of the fully-executed sublicense agreement within 30 days after execution, provided that the Licensee may redact from such copies any proprietary scientific or business information that is not necessary to ascertain the Licensee’s compliance with the Agreement. Each such sublicense shall expressly state that it is subject in all respects to the applicable provisions of the Agreement and shall not contain any term or condition that is inconsistent with the terms of the Agreement, including without limitation, sections 5.2 - 5.6, 6.3, 8.3, 9.5, and 11.3. Any sublicense attempted to be made or made in violation of this subsection is void and constitutes an event of default under subsection 8.1.1 below.

3.2 The United States Government’s Rights. If the University indicated in section 8 of the EPLA that the United States federal government funded the development, in whole or in part, of the Invention(s), then, (i) the federal government may have certain rights in and to the Invention(s) as those rights are described in Chapter 18, Title 35 of the United States Code and accompanying regulations, including Part 401, Chapter 37 of the Code of Federal Regulations, and (ii) the parties’ rights and obligations with respect to the Invention(s), including the grant of license set forth above in subsection 3.1.1, are subject to the applicable terms of these laws and regulations.

3.3 The University’s Rights. The University retains an irrevocable, world-wide, royalty-free, non-exclusive right (a) to use the Invention(s) for teaching, non-commercial research, and educational purposes and (b) the right to grant non-exclusive licenses to other nonprofit or academic institutions to use the Invention(s) solely for teaching, non-commercial research, and educational purposes. For the avoidance of doubt, the performance on behalf of, or in collaboration with, a for-profit entity of sponsored research or other services using the Invention(s) does not constitute non-commercial research. Notwithstanding the foregoing, the University shall at all times have the right to use the Invention(s) for the purpose of performing sponsored research on behalf of the Licensee and its Affiliates.

4. Applications and Patents.

4.1 Patent Application Filings during the Term of the Agreement.

4.1.1 The Licensee shall have the first right to prepare, file and prosecute the Patent Applications and to maintain the Licensed Patents, at Licensee’s expense. After consultation with and approval (not to be unreasonably withheld or delayed) by the University, the Licensee shall determine in which countries patent application(s) will be filed and prosecuted with respect to the Invention(s), provided that if the University fails to respond within 30 days after the Licensee informs the University that it wishes to file in such country, then the Licensee shall be free to proceed with such filing without the University’s approval. The Licensee shall retain counsel reasonably acceptable to the University to file and prosecute such patent applications. The Licensee shall consult with the University as to the preparation, filing and prosecution of the Patent Applications and the maintenance of the Licensed Patents reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to the University copies of all relevant documents reasonably in advance of such deadline or action; provided, however, that if the University does not provide comments to the Licensee regarding any such filing or other patent office action within 30 days after the Licensee provides a draft of such filing or notice of such proposed action to the University, then the Licensee shall be free to proceed with such filing or other action. The University shall be solely responsible for the fees and costs of its own patent counsel. The Licensee shall keep the University informed of the status of the Licensee’s patent preparation, filing, prosecution and maintenance activities, including delivering to the Licensee pertinent notices, written and oral communications with governmental officials, and documents. The Licensee shall also cause its counsel to copy the University on all correspondence (including attachments and enclosures) that pertain to the preparation, filing, prosecution, and maintenance of the Patent Application and Licensed Patent. In the event that the Licensee desires to abandon any Patent Application or Licensed Patent, or if Licensee later declines responsibility for any Patent Application or Licensed Patent, Licensee shall provide reasonable prior written notice to the University of such intention to abandon or decline responsibility (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Patent Application or Licensed Patent with the U.S. Patent & Trademark Office or any foreign patent office), and the University shall have the right, at its expense, to assume responsibility for the preparation, filing prosecution and maintenance of the applicable Patent Application or Licensed Patent.

4.1.2 The grant of license in section 3.1 and the definition of Territory in section 1.17 shall not extend to or include any country in which Licensee elects, in writing to the University, not to pay or reimburse the payment of the cost, in whole or in part, to seek or maintain intellectual property protection.

4.2 Ownership of the Licensed Patents and Patent Applications. Neither the provisions of the Agreement, nor any termination or expiration of this Agreement, shall affect the Licensee’s joint ownership interest in the Licensed Patents or Patent Applications in any manner.

5. Commercialization.

5.1 Commercialization and Performance Milestones. The Licensee shall use its Commercially Reasonable Efforts, consistent with sound and reasonable business practices and judgment, to develop and commercially exploit the Invention(s) as soon as practicable. In furtherance of the objective set forth in the preceding sentence, the Licensee shall perform, or to cause to happen or be performed, as the case may be, all the performance milestones described in section 9 of the EPLA. The University acknowledges that pharmaceutical development and regulatory approval process is inherently uncertain and involves high risks of failure, and that many factors beyond the reasonable control of Licensee may delay or prevent Licensee from achieving a performance milestone. Accordingly, the University agrees to consider in good faith any request by Licensee for an extension of the deadline for the applicable performance milestone(s) if Licensee has used Commercially Reasonable Efforts to achieve such performance milestones, provided that, for purposes of this sentence only, the University shall have the right to withhold its consent if University, in the exercise of its sole discretion, determines that Licensee has not used Commercially Reasonable Efforts to achieve such performance milestones.

5.2 Covenants Regarding the Manufacture of Licensed Technology. The Licensee hereby covenants and agrees to manufacture, use, sell, and transfer Licensed Technology and any Identified Products in compliance with all applicable federal and state laws, including all federal export laws and regulations. The Licensee hereby further covenants and agrees that, to the extent required by 35 United States Code Section 204, it shall, and it shall cause each sublicensee, to substantially manufacture in the United States of America all products embodying or produced through the use of Licensed Technology that is subject to the rights of the federal government of the United States of America.

5.3 Export and Regulatory Compliance. The Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (i) ITAR and EAR product/service/data-specific requirements; (ii) ITAR and EAR ultimate destination-specific requirements; (iii) ITAR and EAR end user-specific requirements; (iv) Foreign Corrupt Practices Act; and (v) antiboycott laws and regulations. The Licensee shall comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Technology (including any associated products, items, articles, computer software, media, services, technical data, and other information). The Licensee certifies that it shall not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Technology (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. The Licensee shall include an appropriate provision in its agreements with its authorized sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

5.4 Progress Reports. Throughout the Term, and within thirty (30) days of the date specified in the schedule set forth in section 10 of the EPLA, the Licensee shall deliver to the University written reports of the Licensee’s and the sublicensees’ efforts and plans to (i) develop and commercialize Licensed Technology and (ii) reach the Performance Milestones and the Triggering Events; provided that once a Triggering Event has occurred, progress reports concerning other Triggering Events are not required.

5.5 Use of the University’s Name and Trademarks or the Names of University Faculty, Staff, or Students. No provision of the Agreement grants the Licensee or sublicensee any right or license to use the name, logo, or any marks owned by or associated with the University or the names, or identities of any member of the faculty, staff, or student body of the University. The Licensee shall not use and shall not permit a sublicensee to use any such logos, marks, names, or identities without the University’s and, as the case may be, such member’s prior written approval. Notwithstanding the foregoing, the Licensee may state that the University is a joint owner of the Invention(s), Patent Applications and Licensed Patents, and that the Licensee has an exclusive license under the University’s interest therein, in financing documents, in communications with investors, potential investors and potential sublicensees, in required securities filings, or as otherwise required by applicable law.

5.6 Governmental Markings.

5.6.1 If feasible, the Licensee shall mark all physical embodiments of Licensed Technology (including packaging material) that Licensee sells or transfers to any third party with patent notice appropriate under Title 35, United States Code.

5.6.2 The Licensee is responsible for obtaining all necessary governmental approvals for the production, development, distribution, sale, and use of the Licensed Technology, at the Licensee’s expense. The Licensee is responsible for including with any physical embodiment of Licensed Technology that Licensee sells or transfers to any third party, any relevant warning labels, packaging and instructions as to the use of the Licensed Technology.

5.6.3 The Licensee agrees to register the Agreement with any foreign governmental agency that requires such registration, and the Licensee shall pay all costs and legal fees in connection with such registration. The Licensee shall comply with all foreign laws affecting the Agreement or the use or sale of the Licensed Technology.

6. Payments, Reimbursements, Reports, and Records.

6.1 Payments. The Licensee shall pay all amounts due under the Agreement by check (payable to the “Regents of the University of Minnesota” and sent to the address specified below in section 23), wire transfer, or any other mutually agreed-upon method of payment.

6.2 Interest. All amounts due under the Agreement shall bear interest as provided in section 11 of the EPLA on the entire unpaid balance computed from the due date until the amount is paid.

6.3 Inspection of Records. During the Term and for one (1) year thereafter, University shall have the right to cause an independent, certified public accountant reasonably acceptable to Licensee to inspect: (a) any and all agreements to which Licensee is a party that relate to the practice, use, license, sale or transfer of any Licensed Technology and associated documentation, solely for the purposes of ascertaining whether and when the first Triggering Event has occurred and whether and when the performance milestones described in section 9 of the EPLA have been achieved; and (b) all Licensed Patent and Patent Application filings and other patent office submissions with respect thereto, all correspondence between the Licensee (or its patent counsel) and any patent office relating to any Licensed Patent or Patent Application, and all other documentation relating to the prosecution of Patent Applications or the maintenance of Licensed Patents. Licensee shall have no obligation to provide access to any information of Licensee’s other than that specified in the preceding sentence. Licensee may require such accountant to execute a reasonable written confidentiality agreement with Licensee as a condition to allowing such inspection. University agrees that such accountant shall have the right to disclose to University only such information as is necessary to determine whether and when the first Triggering Event has occurred. Such inspection may be conducted during normal business hours upon reasonable prior written notice to Licensee, provided that University shall not have the right to cause such inspection more than once per year. University shall bear the full cost of such inspection unless such inspection discloses that Licensee failed to timely notify University of the first Triggering Event to occur, in which case, Licensee shall bear the full cost of such inspection and shall promptly remit to University the amount of any underpayment of annual license fees resulting from failure to report such occurrence.

6.4 Currency and Checks. All payments made under the Agreement shall be in United States dollars. All computations and payments made under the Agreement shall be in United States dollars. To determine the dollar value of transactions conducted in non-United States dollar currencies, the parties shall use the exchange rate for the currency into dollars as reported in the Wall Street Journal as the New York foreign exchange mid-range rate on the last business day of the month in which the transaction occurred.

7. Infringement.

7.1 If a party learns of substantial, credible evidence that a third party is making, using, or selling a product in the Field of Use in the Territory that infringes a Licensed Patent, such party shall promptly notify the other party in writing of the possible infringement and in such notice describe in detail (to the extent known) the information suggesting infringement of the Licensed Patent. Prior to commencing any action to enforce a Licensed Patent, the parties shall consult with each other in good faith regarding the alleged infringement and potential enforcement activity. The Licensee shall have the first right to bring and control any action or proceeding with respect to such infringement, at its own expense and by counsel of its own choice reasonably acceptable to the University. At the request of the University, such counsel shall at Licensee’s expense represent the University in the event the University is joined as an indispensible party in such action, subject to any applicable rules of professional conduct. If the Licensee fails to bring any such action or proceeding within 120 days following the notice of alleged infringement, then the University shall have the right to bring and control any such action at its own expense and by counsel of its own choice. If a party brings any such infringement action pursuant to this section 7.1, the other party shall provide reasonable cooperation to the enforcing party at the enforcing party’s request and expense and shall use reasonable efforts to permit access by the enforcing party to relevant personnel, records, papers, information, samples and specimens during regular business hours.

7.2 If any suit, action or proceeding is brought or commenced against the Licensee alleging the infringement of a patent or other intellectual property right owned by a third party by reason of the manufacture, use or sale of the Licensed Technology, the Licensee shall give the University prompt notice thereof. If any third party institutes any suit, action or proceeding challenging the validity of a Licensed Patent, neither party shall have the right to make any settlement or compromise which affects the scope, validity, enforceability or otherwise the Licensed Patent without the other party’s prior written approval.

8. Termination.

8.1 By the University.

8.1.1 If the Licensee breaches or fails to perform one or more of its obligations under the Agreement, the University may deliver a written notice of default to the Licensee. Without further action by a party, the Agreement shall terminate if the default has not been cured in full within (x) thirty (30) days after the delivery to the Licensee of the notice of default if the default relates to a payment or reimbursement obligation under this Agreement or (y) ninety (90) days after the delivery to the Licensee of the notice of default if the default relates to any other matter.

8.1.2 The University may terminate the Agreement by delivering to the Licensee a written notice of termination at least ten (10) days before the date of termination if the Licensee (i) is adjudicated insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that the Licensee fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition, or financial reorganization with creditors or if a receiver, trustee, custodian, or similar agent is appointed; or (iv) makes a general assignment for the benefit of creditors.

8.1.3 The University may terminate the Agreement immediately by delivering to the Licensee a written notice of termination if the Licensee or its agents or representatives commences or maintains an action in any court of competent jurisdiction or a proceeding before any governmental agency asserting or alleging, in any respect, the invalidity or unenforceability of any of the Licensed Patents or Patent Applications.

8.2 By the Licensee. The Licensee may terminate this Agreement for any reason or for no reason upon ninety (90) days’ written notice to the University.

8.3 Effect on Sublicenses. Any sublicense agreement that was in effect between Licensee and any Affiliate or third party immediately prior to any termination of this Agreement shall survive as a license solely under Licensee’s joint ownership interest in the Invention(s), Licensed Patents and Patent Applications, and such Affiliate or third party shall have no further right or license under University’s joint ownership interest in the Invention(s), Licensed Patents and Patent Applications (i.e., any exclusivity of such Affiliate’s or third party’s access or rights with respect to the Invention(s), Licensed Patents and Patent Applications shall effectively terminate).

9. Release, Indemnification, and Insurance.

9.1 The Licensee’s Release. For itself and its employees, the Licensee hereby releases the University and its regents, employees, and agents forever from any and all suits, actions, claims, liabilities, demands, damages, losses, or expenses {including reasonable attorneys’ and investigative expenses) relating to or arising out of the Licensee’s exercise or attempt to exercise any of the rights or licenses granted it under this Agreement, including, without limitation, the manufacture, use, lease, sale, or other disposition of the Licensed Technology or Identified Products, and the Licensee’s breach of any term of this Agreement.

9.2 The Licensee’s Indemnification. Throughout the Term and thereafter, the Licensee shall indemnify, defend, and hold the University and its regents, employees, and agents {each, a “University Indemnitee”) harmless from all suits, actions, claims, liabilities, demands, damages, losses, or expenses, including reasonable attorneys’ and investigative expenses (collectively, “Losses”), with respect to any third party claim relating to or arising out of the Licensee’s exercise or attempt to exercise any of the rights or licenses granted it under this Agreement, including, without limitation, the manufacture, use, lease, sale, or other disposition of the Licensed Technology or Identified Products, or the Licensee’s breach of any term of this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any University Indemnitee or the University’s breach of any term of this Agreement.

9.3 The University’s Indemnification. Subject to the Damage Cap set forth below in section 11.2, throughout the Term and thereafter, the University shall indemnify, defend, and hold the Licensee and its directors, employees, and agents harmless from all Losses with respect to any third party claim relating to or arising out of the gross negligence or willful misconduct of any University Indemnitee or the University’s breach of any term of this Agreement.

9.4 The Licensee’s Insurance.

9.4.1 Throughout the Term, or during such other period as the parties agree in writing, the Licensee shall maintain, and shall cause each sublicensee to maintain, in full force and effect comprehensive general liability (“CGL”) insurance, with commercially reasonable claim limits in light of the Licensee’s activities under this Agreement. From and after the first commercial sale of any Licensed Technology by Licensee or a sublicensee, such insurance policy shall include coverage for claims by a third party against the Licensee or the University arising out of the purchase or use of Licensed Technology. Such insurance policy must name the University as an additional insured if the University so requests in writing. Upon receipt of the University’s written request, the Licensee shall deliver to the University a copy of the certificate of insurance for such policy.

9.4.2 The provisions of subsection 9.4.1 do not apply if the University agrees in writing to accept the Licensee’s or a sublicensee’s, as the case may be, self-insurance plan as adequate insurance.

9.5 Sublicensees - Release. The Licensee shall cause each sublicensee to grant the University a release from liabilities substantially similar to the release granted in favor of the University above in section 9.1.

10. Warranties.

10.1 Authority. Each party represents and warrants to the other party that it has full corporate power and authority to execute, deliver, and perform the Agreement, and that no other corporate proceedings by such party are necessary to authorize the party’s execution or delivery of the Agreement. In addition, the University represents and warrants to the Licensee that this Agreement does not conflict with any other agreement to which the University is a party as of the Effective Date of this Agreement, and that the University has not granted to any third party (other than as described in section 3.3) any license, option or other rights with respect to the University’s interest in the Invention(s), Patent Applications or Licensed Patents.

10.2 Disclaimers.

10.2.1 EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING THE LICENSED TECHNOLOGY, EACH LICENSED PATENT, EACH PATENT APPLICATION, AND EACH IDENTIFIED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

10.2.2 Each party expressly disclaims any warranties concerning and makes no representations:

(i)	that the Patent Applications will be allowed or granted or that a patent will issue from any Patent Application;

(ii)	concerning the validity, interpretation of claims or scope of any Licensed Patent; or

(iii)	that the exercise of the rights or licenses granted to the Licensee under the Agreement will not infringe a third party’s patent or violate its intellectual property rights.

11. Damages.

11.1 Remedy Limitation. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES (EXCEPT TO THE EXTENT OF SUCH PARTY’S WILLFUL, WANTON, OR INTENTIONAL ACTS) OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND ARISING OUT OF THIS AGREEMENT; provided, however, that this section 11.1 shall not be construed to limit either party’s indemnification obligations with respect to third party claims under sections 9.2 and 9.3.

11.2 Damage Cap. EXCEPT IN THE CASE OF THE UNIVERSITY’S FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL THE UNIVERSITY’S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THE AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID TO THE UNIVERSITY UNDER SECTION 6.1 OF THE AGREEMENT. THIS LIMITATION APPLIES TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

11.3 Sublicensees - Damages. The Licensee shall cause each sublicensee to agree to limitations of remedies and damages substantially similar to the limitations of remedies and damages set forth above in sections 11.1 and 11.2.

12. Amendment and Waiver. The Agreement may be amended from time to time only by a written instrument signed by the parties. No term or provision of the Agreement may be waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented. No waiver of a breach is to be deemed a waiver of a different or subsequent breach.

13. Assignment. Except as permitted under section 14 of these Terms and Conditions, the Licensee shall not assign the Agreement or any of its rights and obligations hereunder without the University’s prior written consent. Any assignment attempted to be made in violation of this section is void. Absent the consent of all the parties, an assignment will not release the assigning party from its obligations. The Agreement inures to the benefit of the Licensee and the University and their respective successors, permitted assigns and trustees.

14. Change of Control and Assignment to Affiliate.

A. Change of Control. Notwithstanding section 13 above, the Licensee may assign this Agreement and its rights and obligations hereunder, without the consent or approval of the University, in connection with a Change of Control,

B. Assignment to Affiliate. Notwithstanding section 13 above, the Licensee, without the prior approval of the University, may assign all, but no less than all, its rights and delegate all its duties under the Agreement to an Affiliate if the Licensee delivers to the University written notice of the proposed assignment (along with pertinent information about the terms of the assignment and assignee) at least ninety (90) days before the effective date of the assignment.

15. Applicable Law. The internal laws of the state of Minnesota, without giving effect to its conflict of laws principles, govern the validity, construction, and enforceability of the Agreement.

16. Access to University Information.

16.1 Data Practices Act. The parties acknowledge that the University is subject to the terms and provisions of the Minnesota Government Data Practices Act, Minnesota Statutes §13.01 et seq. (the “Act”), and that the Act requires, with certain exceptions, the University to permit the public to inspect and copy any information that the University collects, creates, receives, maintains, or disseminates.

16.2 Limited Confidentiality. To the extent permitted by law, including as provided in the Act, the University shall hold in confidence and disclose only to University employees, agents and contractors who need to know the information disclosed or made available by the Licensee to the University pursuant to sections 4.1, 5.4, 6.3 and 7. No provision of the Agreement is to be construed to further prohibit, limit, or condition the University’s right to use and disclose any information in connection with enforcing the Agreement, in court or elsewhere.

17. Consent and Approvals. Except as otherwise expressly provided, in order to be effective, all consents or approvals required under the Agreement must be in writing.

18. Construction. The headings preceding and labeling the sections of the Agreement are for the purpose of identification only and are not to be employed or used for the purpose of construction or interpretation of any portion of EPLA. As used herein and where necessary, the singular includes the plural and vice versa, and masculine, feminine, and neuter expressions are interchangeable.

19. Enforceability. If a court of competent jurisdiction adjudges a provision of the Agreement to be unenforceable, invalid, or void, such determination is not to be construed as impairing the enforceability of any of the remaining provisions hereof and such provisions will remain in full force and effect.

20. Entire Agreement. The parties intend the Agreement (including all attachments, exhibits, and amendments hereto) to be the final and binding expression of their contract and agreement and the complete and exclusive statement of the terms thereof. The Agreement cancels, supersedes, and revokes all prior negotiations, representations and agreements among the parties, whether oral or written, relating to the subject matter of the Agreement.

21. No Third-Party Beneficiaries. No provision of the Agreement, express or implied, is intended to confer upon any person other than the parties to the Agreement any rights, remedies, obligations, or liabilities hereunder. No sublicensee may enforce or seek damages under the Agreement.

22. Language. In order to be effective, all notices, reports, and other documents and instruments that a party elects or is required to deliver to the other party must be in English.

23. Notices. In order to be effective, all notices, requests, and other communications that a party is required or elects to deliver must be in writing and must be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other party at its address set forth below or to such other address as such party may designate by notice given under this section:

If to the University:

University of Minnesota

Office for Technology Commercialization

Attn: Contracts Manager

1000 Westgate Drive, Suite 160

St. Paul, MN 55114

Phone: 612.624.0550

Fax: 612.624.6554

E-mail: [...***...]@umn.edu

Web site: http://www.research.umn.edu/techcomm

For notices sent under section 8, with a copy to:

University of Minnesota

Office of the General Counsel

Attn: Transactional Law Services

360 McNamara Alumni Center

200 Oak Street S.E.

Minneapolis, MN 55455-2006

Facsimile No.: 612.626.9624

E-mail: [...***...]@mail.ogc.umn.edu

If to the Licensee:	As indicated in section 12 of the EPLA.

***Confidential Treatment Requested

24. Publicity. Each party may disclose to the public the execution and delivery of the Agreement along with the other party’s name and the title(s) of the Invention(s).

25. Relationship of Parties. In entering into, and performing their duties under the Agreement, the parties are acting as independent contractors and independent employers. No provision of the Agreement creates or is to be construed as creating a partnership, joint venture, or agency relationship between the parties. No party has the authority to act for or bind the other party in any respect.

26. Security Interest. In no event may the Licensee grant, or permit any person to assert or perfect, a security interest in the Licensee’s rights under the Agreement or in University’s ownership interest in any Licensed Patent or Patent Application.

27. Survival. Immediately upon the termination or expiration of the Agreement, the license granted to the Licensee under the Agreement shall terminate. Neither termination nor expiration of the Agreement shall relieve either party from any obligations accrued to the date of such termination. The parties’ respective obligations and rights set forth in sections 6.1, 9, 10.2, 11 through 23, 27 and 28 of these Terms and Conditions also survive the termination or expiration of the Agreement.

28. Forum Selection. A suit, claim, or other action to enforce the terms of the Agreement may be brought only in the state courts of Hennepin County, Minnesota. The Licensee hereby submits to the jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over the Licensee or the subject matter of this Agreement.